EXHIBIT 15
October 31, 2017
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated October 31, 2017 on our review of interim financial information of Sonoco Products Company (the "Company"), which is included in the Company’s quarterly report on Form 10-Q for the quarter ended October 1, 2017, is incorporated by reference in its Registration Statement on Form S-8 (File No. 333-206669, dated August 31, 2015; File No. 333-206671, dated August 31, 2015; File No. 333-206672, dated August 31, 2015; File No. 333-206673, dated August 31, 2015; File No. 333-206674, dated August 31, 2015; and File No. 333-206675, dated August 31, 2015) and Form S-3 (File No. 333-213559, dated September 9, 2016).

Very truly yours,
/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina